U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
            17(a) of the Public Utility Holding Company Act of 1935

             or Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.   Name and Address of Reporting Person*

     Vicki C. Cook

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   (Last)                           (First)             (Middle)

   355 Interstate Blvd.
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                                    (Street)

   Sarasota                          FL                  34240
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     DNAPrint genomics, Inc.
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     N/A

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4.   Statement for Month/Year

     March 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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                                       1

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

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

                                                   4. Securities Acquired (A)     5. Amount of        6. Owner-         7. Nature
                                                      or Disposed of (D)             Securities          ship              of In-
                       2.Transaction                  (Instr. 3, 4 and 5)            Beneficially        Form:             direct
                         date        3. Trans-                                       Owned at            Direct (D)        Bene-
                         Month/         action                                       End of              or Indirect (I)   ficial
                         Day/           code                      (A) or             Month                                 Owner-
1.Title of Security      Year           (Instr. 8)    Amount      (D)     Price      (Instr. 3 and 4)    (Instr. 4)        ship
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Common Stock            01/08/01         Gift         5,618,708    D       -0-       50,761,890                I           Owned by
                                                                                                                           other
                                                                                                                           member
                                                                                                                           of
                                                                                                                           household
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

*    If the Form is filed by more than one  Reporting  Person,  see
Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

(Over)
                                                                        SEC 1474

(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                   7.Title and         8.Price  9.Number  10.Owner-
                                                                                     Amount              of       of Deriv- ship
                                                                                     of                  Deriv-   ative     Form
                                                                                     Under-              ative    Secur-    of De-
                                            5.Number of Deriv-    6.Date Exer-       lying               Secur-   ities     rivative
                                              ative Securities Ac-  cisable and Ex-  Securities          ity      Bene-     Secur-
           2.Conver-   3.Trans- 4.Trans-      quired (A) or Dis-    piration Date    (Instr. 3 and 4)    (Instr.  ficially  ity:
             sion or     action   action      posed of (D)          (Month, Day                           5)      Owned     Direct
             Exercise    Date     code        (Instr. 3, 4 and 5)    Year)                                        at End    (D) or
             Price of    Month/   (Instr. 8)                         Date    Expira-         Amount or            of        Indirect
1.Title of   Derivative  Day/                                        Exer-   tion            Number of            Month     (I)
  Derivative Security    Year     Code      V    (A)      (D)        cisable Date    Title   Shares              (Instr.4) (Instr.4)
  Security
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NONE
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



/s/ Vicki C. Cook                                        4/02/2001
---------------------------------------------            ---------
By: Vicki C. Cook, Owner                                 Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.